Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three and Nine Months Ended July 31, 2018

STATEN ISLAND, New York – September 14, 2018. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “Coffee Holding Company”) today announced its operating results for the three and nine months ended July 31, 2018.

Net Sales. Net sales totaled $23,439,903 for the three months ended July 31, 2018, an increase of $5,460,835, or 30.4%, from $17,979,068 for the three months ended July 31, 2017. Net sales totaled $67,717,019 for the nine months ended July 31, 2018, an increase of $12,318,481, or 22.2%, from $55,398,538 for the nine months ended July 31, 2017. The increase in the Company’s net sales reflects its continued increased sales of branded and private label coffee and wholesale green beans to both new and existing customers.

Cost of Sales. Cost of sales for the three months ended July 31, 2018 was $19,648,710, or 83.8% of net sales, as compared to $14,903,594, or 82.9% of net sales, for the three months July 31, 2017. Cost of sales for the nine months ended July 31, 2018 was $56,263,183, or 83.1% of net sales, as compared to $46,469,896, or 83.9% of net sales, for the nine months ended July 31, 2017. The increase in cost of sales was due to the Company’s increased sales and sales generated by the Steep & Brew acquisition which results were not included in the three and nine months ended July 31, 2017.

Gross Profit. Gross profit for the three months ended July 31, 2018 was $3,791,193, an increase of $715,719 from $3,075,474 for the three months ended July 31, 2017. Gross profit as a percentage of net sales decreased to 16.2% for the three months ended July 31, 2018 from 17.1% for the three months ended July 31, 2017. The decrease in gross profits resulted from the increase in freight and shipping costs, the Company’s integration of Steep & Brew and changes in the coffee prices, which resulted in the Company’s recognition of approximately $1,170,000 of unrealized hedging losses during the quarter ended July 31, 2018. Gross profit for the nine months ended July 31 2018 was $11,453,836, an increase of $2,525,194 from $8,928,642 for the nine months ended July 31, 2017. Gross profit as a percentage of net sales increased to 16.9% for the nine months ended July 31, 2018 from 16.1% for the nine months ended July 31, 2017. The increase in gross profits resulted from increased and improved margins on the Company’s wholesale and roasted business, partially offset by the change in the coffee market and the increase in freight and shipping costs.

Operating Expenses. Total operating expenses increased by $626,875 to $3,522,518 for the three months ended July 31, 2018 from $2,895,643 for the three months ended July 31, 2017. Total operating expenses increased by $1,372,428 to $9,416,580 for the nine months ended July 31, 2018 from $8,044,152 for the nine months ended July 31, 2017. The Steep & Brew new expenditures was the result of the Company’s continued reinvestment in its growth and expansion strategy.

Net Income. The Company had net income of $15,690 or $0.00 per share basic and diluted, for the three months ended July 31, 2018 compared to net income of $32,800, or $0.01 per share basic and diluted for the three months ended July 31, 2017. The Company had net income of $957,926 or $0.17 per share basic and diluted, for the nine months ended July 31, 2018 compared to net income of $410,319, or $0.07 per share basic and diluted for the nine months ended July 31, 2017. The changes in net income were due primarily to the reasons described above.

“We are pleased to report a fifth consecutive quarter of revenue growth.  Our net sales totaled approximately $23.4 million for the three month period ended July 31, 2018 versus approximately $18.0 million for the same period in the prior year.  This 30.4% net sales increase includes approximately $2.8 million in sales from Steep & Brew, which was acquired by Generations Coffee Company, the entity formed as a result of our joint venture with Caruso’s Coffee, Inc.  Without Steep & Brew, our growth for our organic sales was still 14.6% in the period.  Our revenues would have been higher if not for the fact that the coffee market slipped to five-year lows during the reporting period.  The collapse of 21% in the price of coffee had a materially depressing effect on both our revenues and profitability.  The collapse in coffee prices during this period can be attributed to a number of external factors; tariff concerns, a collapse in emerging market currencies, most notably the Brazilian real and an all-time record short position built up during the period by the non-commercial funds.  In fact, the short fund position amassed by the non-commercial funds is as large as the total record Brazil Arabica crop for this year. These distortions in the price of the commodity contributed to an end quarter unrealized loss on our open futures position of $528,000, or approximately $0.10 per share versus a realized gain in the prior period of $600,000, or approximately $0.11 per share.  We believe that this unrealized loss is not representative of our performance during this period as the contracts which are marked to market for GAAP purposes at the end of quarter represent strong long term value for our coffee contracts.  We will be using these contracts to conduct our future business and convert to finished product or sell to our wholesale green coffee customers for the balance of 2018 and the first half of 2019.

Besides pricing pressure due to the collapse in coffee prices during this quarter, we also experienced increased freight and shipping costs, as well as higher prices for our cans due to recently imposed steel tariffs.  All of these factors contributed to a decrease in gross profits for the period. However, excluding the additional expenses resulting from the Steep & Brew acquisition, our operating expenses decreased by approximately $96,000. This decrease in operating expenses, during a period in which we achieved 14.6% sales growth in our organic products, exemplifies our scalable business model.  As we continue to grow our revenues, we believe we will see increased profitability once green commodity and shipping costs normalize.

In addition, during this period, we extended our contract with our second largest retail customer for two years. Although we faced many challenges during this reporting period, we are pleased we were able to manage our overall costs and increase revenues for a fifth consecutive quarter. We believe once these external macro headwinds begin to mitigate, we will be able to leverage our growing business base to improve our profitability,” stated Andrew Gordon, Chief Executive Officer of the Company.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

1

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

2

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JULY 31, 2018 AND OCTOBER 31, 2017

	July 31, 2018	October 31, 2017
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$5,080,021	$2,325,650
Accounts receivable, net of allowances of $144,000 for 2018 and 2017	8,610,384	13,441,802
Inventories	15,210,573	16,310,572
Prepaid green coffee		171,350
Prepaid expenses and other current assets	707,332	593,825
Prepaid and refundable income taxes	293,966	472,814
TOTAL CURRENT ASSETS	29,902,276	33,316,013

Machinery and equipment, at cost, net of accumulated depreciation of $6,079,588 and $5,557,899 for 2018 and 2017, respectively	2,667,203	2,439,338
Customer list and relationships, net of accumulated amortization of $95,125 and $72,250 for 2018 and 2017, respectively	344,875	367,750
Trademarks	820,000	820,000
Other intangible assets	331,124	331,124
Non-compete	150,000
Goodwill	2,794,265	1,794,265
Equity method investments	90,284	94,643
Deferred income tax asset	569,250	339,748
Deposits and other assets	527,303	497,529
TOTAL ASSETS	$38,196,580	$40,000,410

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,732,107	$4,430,626
Line of credit	7,148,762	8,407,527
Due to broker	528,038	210,862
Note payable	150,000
Income taxes payable	7,235	1,346
TOTAL CURRENT LIABILITIES	10,566,142	13,050,361

Deferred income tax liabilities	862,932	629,680
Deferred rent payable	241,702	240,379
Deferred compensation payable	518,303	488,529
TOTAL LIABILITIES	12,189,079	14,408,949

STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,620,767 and 5,805,935 shares outstanding as of July 31, 2018 and October 31, 2017, respectively	6,494	6,494
Additional paid-in capital	16,104,075	16,104,075
Retained earnings	13,303,416	12,345,490
Less: Treasury stock, 873,913 and 688,745 common shares, at cost as of July 31, 2018 and October 31, 2017, respectively	(4,398,877)	(3,504,510)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,015,108	24,951,549
Noncontrolling interest	992,393	639,912
TOTAL EQUITY	26,007,501	25,591,461
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,196,580	$40,000,410

3

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE AND NINE MONTHS ENDED JULY 31, 2018 AND 2017
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2018	2017	2018	2017
NET SALES	$67,717,019	$55,398,538	$23,439,903	$17,979,068

COST OF SALES (including $7.0 and $4.8 million of related party costs for the nine months ended July 31, 2018 and 2017, respectively. Including $2.6 and $2.6 million for the three months ended July 31, 2018 and 2017, respectively.)	56,263,183	46,469,896	19,648,710	14,903,594

GROSS PROFIT	11,453,836	8,928,642	3,791,193	3,075,474

OPERATING EXPENSES:
Selling and administrative	8,905,830	7,517,062	3,352,268	2,716,393
Officers’ salaries	510,750	527,090	170,250	179,250
TOTAL	9,416,580	8,044,152	3,522,518	2,895,643

INCOME FROM OPERATIONS	2,037,256	884,490	268,675	179,831

OTHER INCOME (EXPENSE)
Interest income	11,170	29,381	3,433	5,993
(Loss) gain from equity method investment	(4,359)	(71)	199	(322)
Interest expense	(286,555)	(192,317)	(99,906)	(68,079)
TOTAL	(279,744)	(163,007)	(96,274)	(62,408)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	1,757,512	721,483	172,401	117,423

Provision for income taxes	447,105	153,453	35,721	23,911

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	1,310,407	568,030	136,680	93,512
Less: Net (income) attributable to the non-controlling interest	(352,481)	(157,711)	(120,990)	(60,712)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$957,926	$410,319	$15,690	$32,800

Basic and diluted earnings per share	$.17	$.07	$.00	$.01

Weighted average common shares outstanding:
Basic and diluted	5,720,360	5,861,777	5,673,914	5,859,918

4

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2018 AND 2017
(Unaudited)

	2018	2017
OPERATING ACTIVITIES:
Net income	$1,310,407	$568,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	544,564	573,447
Unrealized loss (gain) on commodities	317,176	(643,834)
Loss on equity method investments	4,359	70
Deferred rent	1,323	6,872
Deferred income taxes	3,750	178,460
Changes in operating assets and liabilities:
Accounts receivable	4,917,860	3,684,724
Inventories	2,240,892	(270,523)
Prepaid expenses and other current assets	(50,625)	(53,740)
Prepaid green coffee	171,350	155,323
Prepaid and refundable income taxes	178,848	(315,962)
Accounts payable and accrued expenses	(1,698,518)	(1,434,462)
Deposits and other assets		59,640
Income taxes payable	5,889	(1,050)
Net cash provided by operating activities	7,947,275	2,506,995

INVESTING ACTIVITIES:
Purchases of business net of cash acquired	-	(2,893,275)
Cash paid for business acquisition	(2,740,217)	-
Purchases of machinery and equipment	(299,554)	(586,098)
Net cash used in investing activities	(3,039,771)	(3,479,373)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,800,300	4,512,950
Purchase of treasury stock	(894,368)	(15,829)
Principal payments under bank line of credit	(5,059,065)	(4,065,000)
Net cash (used in) provided by financing activities	(2,153,133)	432,121

NET INCREASE DECREASE IN CASH	2,754,371	(540,257)

CASH, BEGINNING OF PERIOD	2,325,650	3,227,981

CASH, END OF PERIOD	$5,080,021	$2,687,724

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$285,603	$189,933
Income taxes paid	$245,838	$281,538

5

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED JULY 31, 2018 AND 2017

(Unaudited)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On April 24, 2018 Generations Coffee Company acquired the assets of Steep & Brew, Inc.:

Accounts receivable	$86,442
Inventory	1,140,893
Equipment	450,000
Prepaid expenses	62,882
Non-compete	150,000
Goodwill	1,000,000

Less: Note payable	150,000

Net cash paid	$2,740,217

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On February 23, 2017 Coffee Holding Co., Inc. acquired the stock of Comfort Foods, Inc.:

Accounts receivable	$584,918
Inventory	1,116,906
Equipment	229,597
Prepaid expenses	32,681
Customer lists	170,000
Goodwill	1,359,502
Other asset	26,551

Less: liabilities	626,880

Net cash paid	$2,893,275

6